EXHIBIT 10.1


Executive Officer Incentive Plan- Lewis Chew

     As reported on the Form 8-K dated July 18, 2006 filed July 20, 2006, the Compensation Committee of the Company's Board of Directors approved a separate additional incentive for Lewis Chew, Senior Vice President, Finance and Chief Financial Officer. This incentive exceeds the amount permitted under the Company's Executive Officer Incentive Plan. The Committee made this decision based on Mr. Chew's performance in fiscal 2006 in developing a strategic business plan focused on shareholder value improvement and achieving significant efficiencies in the audit of internal controls.